Exhibit 99.1

INTERNATIONAL SEAWAYS REPORTS

FOURTH QUARTER AND FULL YEAR 2022 RESULTS

New York, NY – February 28, 2023– International Seaways, Inc. (NYSE: INSW) (the “Company” or “INSW”), one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products, today reported results for the fourth quarter and full year of 2022.

HIGHLIGHTS & RECENT DEVELOPMENTS

•	Highest Earnings in Our History: Net income for the fourth quarter was $218.4 million, or $4.40 per diluted share, compared to a net loss of $34.0 million, or $0.68 per diluted share, in the fourth quarter of 2021. For the full year 2022, net income was $387.9 million, or $7.77 per diluted share, representing an increase of $521.4 million compared to the full year of 2021, which was a net loss of $133.5 million, or $3.48 per share.

•	Adjusted EBITDA(A) for the fourth quarter was $254.3 million and for the full year of 2022 was $549.1 million.

•	Total liquidity was $541.1 million as of December 31, 2022, which includes cash (and short-term cash investments)(B) of $323.7 million and $217.4 million of remaining undrawn revolver capacity.

•	Fleet Optimization Program:

•	Sold a 2008-built MR in the fourth quarter for net proceeds after debt repayment of approximately $14 million and has agreed to sell another 2008-built MR in the first quarter of 2023, which is expected to generate $14 million in net proceeds after debt repayment.

•	Declared purchase options on two, 2009-built Aframaxes under sale leaseback arrangement for an expected net cash outflow in March 2023 of approximately $41 million in aggregate, representing at a discount of over 45% to current market prices.

•	Balance Sheet Enhancements:

•	Received commitments from the Company’s lenders for the $750 Million Credit Facility to amend the senior secured credit facility, subject to completion of formal documentation and closing, which is expected to occur in March 2023, to among other things:

•	Increase the revolving credit facility (“RCF”) by $40 million to nearly $260 million, which remains fully undrawn.

•	Reduce the outstanding balance on the term loan by approximately $100 million, as a result of a prepayment to be made on closing.

•	Reduce the collateral package by 22 vessels, creating unencumbered vessels representing nearly one-third of the total fleet.

•	Returns to Shareholders:

•	Declared a combined dividend of $2.00 per share composed of a supplemental dividend of $1.88 per share in addition to regular quarterly cash dividend of $0.12 per share to be paid in March 2023.

•	During 2022, the Company paid a cumulative $1.42 per share in regular and supplemental dividends and repurchased 687,740 shares for approximately $20 million, representing nearly $90 million in returns to shareholders.

•	Returned to shareholders over $280 million in aggregate since the start of 2020.

“2022 was an outstanding year for Seaways, as we capitalized on our increased scale, further enhanced our financial strength, and continued to return significant capital to shareholders,” said Lois K. Zabrocky, International Seaways’ President and CEO. “We generated record earnings for the third consecutive quarter as a result of our strategy of building a diverse fleet of crude and product tankers with sizable operating leverage. In 2022, we continued to build our track record of returning cash to shareholders with nearly $90 million in cash returns by doubling our quarterly dividend, adding supplemental dividends and executing our share repurchase program. Today, we’re continuing that momentum, announcing a combined dividend of $2.00 per share, representing cumulative returns to shareholders of over $280 million since the start of 2020.”

Ms. Zabrocky added, “We are well positioned to carry our significant momentum forward and we anticipate continued market strength based on growing demand and higher tanker utilization from the shifting global energy trade, combined with the lowest orderbook in more than 30 years. We expect near-term catalysts to continue to drive tanker earnings, including sanctions on Russian oil and the reopening of China. Our operating leverage positions us well to capitalize on these trends. Our history of renewing our fleet at cyclical lows continues to serve us well, and we look forward to the delivery of three dual-fuel LNG VLCCs in the first half of 2023, which will not only reduce our carbon footprint today but are well suited to adhere to anticipated environmental regulation into the future.”

Jeff Pribor, the Company’s CFO stated, “We continue to strengthen our balance sheet, generating significant free cash flow from our diversified fleet. With ample liquidity of over $540 million at year’s end and a net loan-to-value ratio of under 24%, we remain focused on executing our disciplined capital allocation strategy, investing in the fleet opportunistically, further de-levering, and continuing to return cash to shareholders. Following the closing of the amendment to our credit facility, our cash break-even levels are expected to decrease by more than $600 per day, which further enhances our ability to generate more free cash flow and continue building our track record of returning cash to shareholders.”

FOURTH QUARTER 2022 RESULTS

Net income for the fourth quarter of 2022 was $218.4 million, or $4.40 per diluted share, compared to a net loss of $34.0 million, or $0.68 per diluted share, for the fourth quarter of 2021. Net income for the quarter reflects the impact of the disposal of older vessels and the write-off of deferred finance costs aggregating $9.7 million. Net income excluding these items was $208.8 million, or $4.21 per diluted share. The increase in the fourth quarter of 2022 was primarily driven by a $242.7 million increase in TCE revenues(C) as a result of higher demand for tankers due to seasonality, restocking of historically low global inventories and the effects of sanctions on Russian oil that disrupted trading patterns leading to longer voyages and higher tanker utilization.

Consolidated TCE revenues for the fourth quarter were $335.7 million, compared to $93.0 million for the fourth quarter of 2021. Shipping revenues for the fourth quarter were $338.2 million, compared to $94.7 million for the fourth quarter of 2021.

Adjusted EBITDA for the fourth quarter was $254.3 million, compared to $11.9 million for the fourth quarter of 2021.

Crude Tankers

TCE revenues for the Crude Tankers segment were $150.7 million for the fourth quarter, compared to $42.4 million for the fourth quarter of 2021. This increase was primarily attributable to an increase in spot rates as the average spot earnings of the VLCC, Suezmax and Aframax sectors were approximately $64,600, $59,100 and $62,000 per day, respectively, compared with approximately $14,300, $13,100 and $11,500 per day, respectively, during the fourth quarter of 2021. Shipping revenues for the Crude Tankers segment were $152.9 million for the fourth quarter of 2022, compared to $44.5 million for the fourth quarter of 2021.

Product Carriers

TCE revenues for the Product Carriers segment were $184.9 million for the fourth quarter, compared to $50.5 million for the fourth quarter of 2021. This significant increase is attributable to substantially higher spot rates with average spot earnings for the LR1 and MR sectors of approximately $64,000 and $39,700 per day, respectively, in the fourth quarter of 2022 compared with approximately $17,400 and $11,300 per day, respectively, in the fourth quarter of 2021. Shipping revenues for the Product Carriers segment were $185.2 million for the fourth quarter, compared to $50.2 million for the fourth quarter of 2021.

FULL YEAR 2022 RESULTS

Net income for the year ended December 31, 2022, was $387.9 million, or $7.77 per diluted share, compared to a net loss of $133.5 million, or $3.48 per diluted share, for the year ended December 31, 2021. The reported net income for 2022 includes the impact of one-time items, consisting of the gain on disposal of vessels, vessel impairments, net loss on sale of investments in affiliated companies, debt modification expenses and write-off of deferred financing costs, which aggregated $7.8 million. Excluding these items, net income for 2022 was $380 million, or $7.62 per diluted share.

Consolidated TCE revenues for the year ended December 31, 2022, were $853.7 million, compared to $255.9 million for the year ended December 31, 2021. Shipping revenues for the year ended December 31, 2022, were $864.7 million, compared to $272.5 million for the year ended December 31, 2021.

Adjusted EBITDA for the year ended December 31, 2022 was $549.1 million, compared to $40.4 million for the year ended December 31, 2021.

Crude Tankers

TCE revenues for the Crude Tankers segment were $321.9 million for the year ended December 31, 2022, compared to $144.3 million for the year ended December 31, 2021. Shipping revenues for the Crude Tankers segment were $331.7 million for the year ended December 31, 2022, compared to $156.3 million for the year ended December 31, 2021.

Product Carriers

TCE revenues for the Product Carriers segment were $531.9 million for the year ended December 31, 2022, compared to $111.6 million for the year ended December 31, 2021. Shipping revenues for the Product Carriers segment were $533.0 million for the year ended December 31, 2022, compared to $116.3 million for the year ended December 31, 2021.

DELEVERAGING INITIATIVES

In August 2022, the Company redeemed the $25 million aggregate principal outstanding of the 8.5% senior notes due June 2023.

In November 2022, the Company repaid the outstanding balance of $17.8 million on the term loan facility with Macquarie Bank, which unencumbered three vessels.

In February 2023, the lending syndicate for the $750 Million Credit Facility unanimously committed to amend the facility whereby the Company will make a prepayment of approximately $100 million on the term loan, the revolving credit facility will increase by $40 million and 22 vessels will be removed from the collateral package. The amendment is subject to formal documentation and signing, which is expected to occur in March 2023.

FLEET OPTIMIZATION PROGRAM

During 2022, the Company sold or recycled eight vessels with an average age of over 16.5 years. Two of the eight vessels were Panamaxes built between 2002 and 2004 that were sold to be recycled in compliance with the Hong Kong Convention. The Company sold all four of its remaining Handysize vessels with an average age of approximately 16 years and two 2008-built MRs, which saved approximately $4 million per vessel on upcoming drydock and ballast water treatment installation expenditures. In total, net proceeds after debt repayments from vessel sales and recycling were approximately $68 million.

In the first quarter of 2023, the Company has also agreed to sell another 2008-built MR, the High Mercury, which is expected to generate approximately $14 million in net proceeds after debt repayment.

In March 2022, the Company also completed the sale of a 2010-built MR and the purchase of a 2011-built LR1 with the same counterparty for a net cost of approximately $3 million. The LR1 was delivered into our niche commercial pool, Panamax International.

In December 2022, the Company exercised its purchase options on two 2009-built Aframax vessels under sale leaseback arrangement, which were accounted for as operating leases prior to declaration of the options. The vessels are expected to deliver in March 2023 at a net purchase price payable at exercise of approximately $41 million, representing a discount of approximately 45% to the current market value of these vessels.

During 2022, the Company completed the installation of a scrubber on a 2012-built Suezmax, increasing the total count of the fleet fitted with scrubbers to 12, of which ten are VLCCs and two are Suezmaxes. Drydockings for 15 vessels were completed during 2022.

The newbuilding program, composed of three dual-fuel VLCCs, continues to progress with one vessel scheduled for March 2023 delivery and the remaining two scheduled for delivery in the first half of 2023. The vessels were ordered for an aggregate contract price of $288 million and have approximately $172 million in remaining payments as of December 31, 2022, which are fully financed under a sale leaseback arrangement. Upon delivery, the vessels will commence long term time charters with an oil major for the next seven years.

RETURNING CASH TO SHAREHOLDERS

During 2022, the Company doubled its regular quarterly dividend from $0.06 per share to $0.12 per share. The Company also paid a supplemental dividend of $1.00 per share in December 2022. In total, the Company paid $69.8 million in dividends during 2022.

In August 2022, the Company repurchased 687,740 shares of its common stock in open market purchases, at an average price of $29.08 per share, for a total cost of approximately $20.0 million. The Company’s current share repurchase program has approximately $40.0 million remaining and extends through the end of 2023.

The Company’s Board of Directors declared a regular quarterly dividend of $0.12 per share of common stock and a supplemental dividend of $1.88 per share of common stock on February 27, 2023. Both dividends will be paid on March 28, 2023, to shareholders with a record date at the close of business on March 14, 2023.

BALANCE SHEET ENHANCEMENTS

In May 2022, the Company refinanced three existing credit facilities into a senior secured credit facility with an aggregate capacity of $750 million (the “$750 Million Credit Facility”), composed of a term loan with an aggregate principal amount of $530 million and a revolving credit facility of $220 million. The five-year agreement, which was nearly two times oversubscribed, extended the Company’s debt maturities, reduced the average margin and lowered quarterly amortization payments. The Company also enhanced its sustainability-linked features in the covenant structure of the $750 Million Credit Facility to include a target expenditure on energy efficiency improvements, decarbonization and other environmental related initiatives and a safety target (lost time injury frequency performance) in addition to reduction in carbon emissions outlined in the Poseidon Principles.

In June 2022, the Company sold its 50% stake in two floating storage and offshore (“FSO”) vessels to its joint venture partner. The Company received proceeds, net of adjustments for working capital and expenses, of $140 million.

In the first half of 2022, the Company refinanced three MRs through sale and leaseback arrangements with Japanese leasing companies, which generated approximately $21.7 million after debt repayment.

CONFERENCE CALL

The Company will host a conference call to discuss its fourth quarter 2022 results at 10:00 a.m. Eastern Time (“ET”) on Tuesday, February 28, 2023. To access the call, participants should dial (833) 470-1428 for domestic callers and (929) 526-1599 for international callers and entering 426484. Please dial in ten minutes prior to the start of the call. A live webcast of the conference call will be available from the Investor Relations section of the Company’s website at https://www.intlseas.com.

An audio replay of the conference call will be available until March 7, 2023 by dialing (866) 813-9403 for domestic callers and +44 204 525 0658 for international callers, and entering Access Code 907092.

ABOUT INTERNATIONAL SEAWAYS, INC.

International Seaways, Inc. (NYSE: INSW) is one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets. International Seaways owns and operates a fleet of 77 vessels, including 13 VLCCs (including three newbuildings), 13 Suezmaxes, five Aframaxes/LR2s, eight LR1s and 38 MR tankers. International Seaways has an experienced team committed to the very best operating practices and the highest levels of customer service and operational efficiency. International Seaways is headquartered in New York City, NY. Additional information is available at https://www.intlseas.com.

Forward-Looking Statements

This release contains forward-looking statements. In addition, the Company may make or approve certain statements in future filings with the U.S. Securities and Exchange Commission (SEC), in press releases, or in oral or written presentations by representatives of the Company. All statements other than statements of historical facts should be considered forward-looking statements. These matters or statements may relate plans to issue dividends, the Company’s prospects, including statements regarding vessel acquisitions, expected synergies, trends in the tanker markets, and possibilities of strategic alliances and investments. Forward-looking statements are based on the Company’s current plans, estimates and projections, and are subject to change based on a number of factors. Investors should carefully consider the risk factors outlined in more detail in the Annual Report on Form 10-K for 2022 for the Company, and in similar sections of other filings made by the Company with the SEC from time to time. The Company assumes no obligation to update or revise any forward-looking statements. Forward-looking statements and written and oral forward-looking statements attributable to the Company or its representatives after the date of this release are qualified in their entirety by the cautionary statements contained in this paragraph and in other reports previously or hereafter filed by the Company with the SEC.

Investor Relations & Media Contact:

Tom Trovato, International Seaways, Inc.

(212) 578-1602

ttrovato@intlseas.com

Category: Earnings

Consolidated Statements of Operations

($ in thousands, except per share amounts)

	Three Months Ended		Fiscal Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
	(Unaudited)	(Unaudited)
Shipping Revenues:
Pool revenues	$311,193	$74,340	$774,922	$175,997
Time and bareboat charter revenues	10,239	10,018	33,034	50,094
Voyage charter revenues	16,725	10,312	56,709	46,455
Total Shipping Revenues	338,157	94,670	864,665	272,546

Operating Expenses:
Voyage expenses	2,507	1,665	10,955	16,686
Vessel expenses	62,229	70,679	240,674	183,057
Charter hire expenses	9,333	6,651	32,132	23,934
Depreciation and amortization	28,404	27,035	110,388	86,674
General and administrative	13,499	10,094	46,351	33,235
Third-party debt modification fees	-	84	1,158	110
Merger and integration related costs	-	3,180	-	50,740
Gain on disposal of vessels and other property, net of impairments	(10,308)	(4,665)	(19,647)	(9,753)
Total operating expenses	105,664	114,723	422,011	384,683
Income/(loss) from vessel operations	232,493	(20,053)	442,654	(112,137)
Equity in (loss)/income of affiliated companies	280	5,265	714	21,838
Operating income/(loss)	232,773	(14,788)	443,368	(90,299)
Other income/(expense)	2,772	(6,393)	2,332	(5,947)
Income/(loss) before interest expense and income taxes	235,545	(21,181)	445,700	(96,246)
Interest expense	(17,091)	(11,871)	(57,721)	(36,796)
Income/(loss) before income taxes	218,454	(33,052)	387,979	(133,042)
Income tax provision	(25)	(1,582)	(88)	(1,618)
Net income/(loss)	218,429	(34,634)	387,891	(134,660)
Less: Net loss attributable to noncontrolling interests	—	(642)	—	(1,168)
Net income/(loss) attributable to the Company	$218,429	$(33,992)	$387,891	$(133,492)

Weighted Average Number of Common Shares Outstanding:
Basic	49,049,539	50,310,043	49,381,459	38,407,007
Diluted	49,619,307	50,310,043	49,844,904	38,407,007

Per Share Amounts:
Basic net earnings/(loss) per share	$4.45	$(0.68)	$7.85	$(3.48)
Diluted net earnings/(loss) per share	$4.40	$(0.68)	$7.77	$(3.48)

Consolidated Balance Sheets

($ in thousands)

	December 31,	December 31,
	2022	2021
ASSETS
Current Assets:
Cash and cash equivalents	$243,744	$97,883
Short-term investments	80,000	-
Voyage receivables	289,775	107,096
Other receivables	12,583	5,651
Inventories	531	2,110
Prepaid expenses and other current assets	8,995	11,759
Current portion of derivative asset	6,987	-
Total Current Assets	642,615	224,499

Restricted cash	-	1,050
Vessels and other property, less accumulated depreciation	1,680,010	1,802,850
Vessels construction in progress	123,940	49,291
Deferred drydock expenditures, net	65,611	55,753
Operating lease right-of-use assets	8,471	23,168
Finance lease right-of-use assets	44,391	-
Investments in and advances to affiliated companies	36,414	180,331
Long-term derivative asset	4,662	1,296
Time charter contracts acquired, net	-	842
Other assets	9,220	7,700
Total Assets	$2,615,334	$2,346,780

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$51,069	$44,964
Current portion of operating lease liabilities	1,596	8,393
Current portion of finance lease liabilities	41,870	-
Current installments of long-term debt	162,854	178,715
Current portion of derivative liability	-	2,539
Total Current Liabilities	257,389	234,611
Long-term operating lease liabilities	7,740	12,522
Long-term debt, net	860,578	926,270
Long-term portion of derivative liability	-	757
Other liabilities	1,875	2,288
Total Liabilities	1,127,582	1,176,448

Equity:
Total Equity	1,487,752	1,170,332
Total Liabilities and Equity	$2,615,334	$2,346,780

Consolidated Statements of Cash Flows

($ in thousands)

	Fiscal Year Ended December 31,
	2022	2021
Cash Flows from Operating Activities:
Net income/(loss)	$387,891	$(134,660)
Items included in net income/(loss) not affecting cash flows:
Depreciation and amortization	110,388	86,674
Loss on write-down of vessels and other assets	1,697	3,497
Amortization of debt discount and other deferred financing costs	5,224	2,313
Amortization of time charter hire contracts acquired	842	2,428
Deferred financing costs write-off	1,266	2,113
Stock compensation	6,746	10,529
Earnings of affiliated companies	(10,297)	(21,838)
Merger and integration related costs, noncash	—	31,053
Change in fair value of interest rate collar recorded through earnings	—	—
Other – net	(2,242)	2,969
Items included in net income/(loss) related to investing and financing activities:
Gain on disposal of vessels and other assets, net	(21,344)	(13,250)
Loss on extinguishment of debt	—	4,465
Loss on sale of investments in affiliated companies	9,513	—
Cash distributions from affiliated companies	3,111	9,835
Payments for drydocking	(43,327)	(42,416)
Insurance claims proceeds related to vessel operations	5,301	1,846
Changes in operating assets and liabilities	(166,968)	(21,750)
Net cash provided by/(used in) operating activities	287,801	(76,192)
Cash Flows from Investing Activities:
Cash acquired, net of equity issuance costs related to merger	—	54,047
Expenditures for vessels, vessel improvements and vessels under construction	(115,976)	(78,035)
Proceeds from disposal of vessels and other assets	99,157	165,809
Expenditures for other property	(710)	(979)
Investments in and advances to affiliated companies, net	1,362	(7,554)
Proceeds from sale of investment in affiliated companies	138,966	—
Investments in short term time deposits	(105,000)	—
Proceeds from maturities of short term time deposits	25,000	—
Net cash provided by investing activities	42,799	133,288
Cash Flows from Financing Activities:
Borrowings on long term debt, net of lenders' fees and deferred financing costs	640,141	83,712
Repayments of debt	(798,740)	(619,273)
Proceeds from sale and leaseback financing, net of issuance and deferred financing costs	108,005	447,086
Payments on sale and leaseback financing and finance lease	(39,240)	(5,678)
Cash payments on derivatives containing other-than-insignificant financing elements	—	(15,697)
Cash dividends paid	(69,841)	(40,939)
Repurchases of common stock	(20,017)	(16,660)
Distribution to noncontrolling interest	—	(5,266)
Cash paid to tax authority upon vesting or exercise of stock-based compensation	(6,097)	(1,125)
Other – net	—	—
Net cash used in financing activities	(185,789)	(173,840)
Net increase/(decrease) in cash, cash equivalents and restricted cash	144,811	(116,744)
Cash, cash equivalents and restricted cash at beginning of year	98,933	215,677
Cash, cash equivalents and restricted cash at end of year	$243,744	$98,933

Spot and Fixed TCE Rates Achieved and Revenue Days

The following tables provides a breakdown of TCE rates achieved for spot and fixed charters and the related revenue days for the three months and year ended December 31, 2022 and the comparable period of 2021. Revenue days in the quarter ended December 31, 2022 totaled 6,620 compared with 6,642 in the prior year quarter. A summary fleet list by vessel class can be found later in this press release. The information in these tables excludes commercial pool fees/commissions averaging approximately $723 and $575 per day for the three months ended December 31, 2022 and 2021, respectively, and approximately $706 and $610 per day for the years ended December 31, 2022 and 2021, respectively.

	Three Months Ended December 31, 2022			Three Months Ended December 31, 2021
	Spot	Fixed	Total	Spot	Fixed	Total
Crude Tankers
VLCC
Average TCE Rate	$64,596	$43,883		$14,326	$44,200
Number of Revenue Days	799	92	891	778	74	852
Suezmax
Average TCE Rate	$59,064	$32,095		$13,069	$27,354
Number of Revenue Days	1,029	92	1,121	1,084	78	1,162
Aframax
Average TCE Rate	$62,030	$-		$11,537	$25,733
Number of Revenue Days	284	-	284	275	69	344
Panamax
Average TCE Rate	$-	$-		$15,037	$10,237
Number of Revenue Days	-	-	-	105	66	171
Total Crude Tankers Revenue Days	2,112	184	2,296	2,242	287	2,529
Product Carriers
Aframax (LR2)
Average TCE Rate	$-	$18,994		$-	$17,190
Number of Revenue Days	-	92	92	-	91	91
Panamax (LR1)
Average TCE Rate	$63,950	$-		$17,422	$-
Number of Revenue Days	818	-	818	614	-	614
MR
Average TCE Rate	$39,678	$20,816		$11,311	$16,789
Number of Revenue Days	3,350	64	3,414	3,040	52	3,092
Handy
Average TCE Rate	$-	$-		$11,300	$-
Number of Revenue Days	-	-	-	316	-	316
Total Product Carriers Revenue Days	4,168	156	4,324	3,970	143	4,113
Total Revenue Days	6,280	340	6,620	6,212	430	6,642

	Fiscal Year Ended December 31, 2022			Fiscal Year Ended December 31, 2021
	Spot	Fixed	Total	Spot	Fixed	Total
Crude Tankers
VLCC
Average TCE Rate	$29,361	$44,043		$13,604	$45,280
Number of Revenue Days	3,220	310	3,530	2,948	412	3,360
Suezmax
Average TCE Rate	$32,579	$28,287		$12,624	$26,953
Number of Revenue Days	3,901	365	4,266	2,193	168	2,361
Aframax
Average TCE Rate	$36,488	$-		$10,803	$25,740
Number of Revenue Days	1,283	-	1,283	1,087	144	1,231
Panamax
Average TCE Rate	$19,851	$-		$13,346	$11,007
Number of Revenue Days	70	-	70	437	1,370	1,807
Total Crude Tankers Revenue Days	8,474	675	9,149	6,665	2,094	8,759
Product Carriers
LR2
Average TCE Rate	$-	$17,613		$-	$17,637
Number of Revenue Days	-	362	362	-	364	364
LR1
Average TCE Rate	$38,706	$-		$14,768	$-
Number of Revenue Days	3,113	-	3,113	2,052	-	2,052
MR
Average TCE Rate	$30,345	$20,927		$10,506	$16,044
Number of Revenue Days	13,262	140	13,402	6,492	176	6,668
Handy
Average TCE Rate	$13,861	$-		$8,790	$-
Number of Revenue Days	469	-	469	635	-	635
Total Product Carriers Revenue Days	16,844	502	17,346	9,179	540	9,719
Total Revenue Days	25,318	1,177	26,495	15,844	2,634	18,478

Revenue days in the above tables exclude days related to full service lighterings and days for which recoveries were recorded under the Company’s loss of hire insurance policies. In addition, during 2022 and 2021, certain of the Suezmaxes and MRs acquired by the Company through the merger were employed on transitional voyages in the spot market prior to delivering to pools. These transitional voyages are excluded from the tables above.

During the 2022 and 2021 periods, each of the Company’s LR1s participated in the Panamax International Pool and transported crude oil cargoes exclusively.

Fleet Information

As of December 31, 2022, INSW’s fleet totaled 77 vessels, including three newbuilds and 74 operating vessels, of which 61 were owned and 16 were chartered in.

			Total at December 31, 2022
Vessel Fleet and Type	Vessels Owned	Vessels Chartered- in1	Total Vessels	Total Dwt
Operating Fleet
VLCC	4	6	10	3,012,171
Suezmax	13	0	13	2,061,754
Aframax	1	3	4	452,375
Crude Tankers	18	9	27	5,526,300

LR2	-	1	1	112,691
LR1	6	2	8	595,134
MR	34	4	38	1,905,176
Product Carriers	40	7	47	2,613,001

Total Operating Fleet	58	16	74	8,139,301

Newbuild Fleet
VLCC	3	0	3	900,000

Total Newbuild Fleet	3	-	3	900,000

Total Operating and Newbuild Fleet	61	16	77	9,039,301

1 Includes both bareboat charters and time charters, but excludes vessels chartered in where the duration of the charter was one year or less at inception.

Reconciliation to Non-GAAP Financial Information

The Company believes that, in addition to conventional measures prepared in accordance with GAAP, the following non-GAAP measures may provide certain investors with additional information that will better enable them to evaluate the Company’s performance. Accordingly, these non-GAAP measures are intended to provide supplemental information, and should not be considered in isolation or as a substitute for measures of performance prepared with GAAP.

(A) EBITDA and Adjusted EBITDA

EBITDA represents net income/(loss) before interest expense, income taxes and depreciation and amortization expense. Adjusted EBITDA consists of EBITDA adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be a substitute for, net income or cash flows from operations as determined in accordance with GAAP. Some of the limitations are: (i) EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments; (ii) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; and (iii) EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt. While EBITDA and Adjusted EBITDA are frequently used as a measure of operating results and performance, neither of them is necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. The following table reconciles net income/(loss) as reflected in the condensed consolidated statements of operations, to EBITDA and Adjusted EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
($ in thousands)	2022	2021	2022	2021
Net income/(loss)	$218,429	$(34,634)	$387,891	$(134,660)
Income tax provision	25	1,582	88	1,618
Interest expense	17,091	11,871	57,721	36,796
Depreciation and amortization	28,404	27,035	110,388	86,674
Noncontrolling interest	-	138	-	(174)
EBITDA	263,949	5,992	556,088	(9,746)
Amortization of time charter contracts acquired	-	685	842	2,428
Third-party debt modification fees	-	84	1,158	110
Loss on sale of investments in affiliated companies	-	-	9,513	-
Merger and integration related costs	-	3,180	-	50,740
Gain on disposal of vessels and other property, net of impairments	(10,308)	(4,665)	(19,647)	(9,753)
Gain on sale of interest in DASM	-	-	(135)	-
Write-off of deferred financing costs	656	2,113	1,266	2,113
Loss on extinguishment of debt		4,465	-	4,465
Adjusted EBITDA	$254,297	$11,854	$549,085	$40,357

(B) Cash

	December 31,	December 31,
($ in thousands)	2022	2021
Cash and cash equivalents	$243,744	$97,883
Short-term investments	80,000	-
Restricted cash	-	1,050
Total Cash	$323,744	$98,933

(C) Time Charter Equivalent (TCE) Revenues

Consistent with general practice in the shipping industry, the Company uses TCE revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter. Time charter equivalent revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance. Reconciliation of TCE revenues of the segments to shipping revenues as reported in the consolidated statements of operations follow:

	Three Months Ended December 31,		Fiscal Year Ended December 31,
($ in thousands)	2022	2021	2022	2021
Time charter equivalent revenues	$335,650	$93,005	$853,710	$255,860
Add: Voyage expenses	2,507	1,665	10,955	16,686
Shipping revenues	$338,157	$94,670	$864,665	$272,546